Exhibit 99.1

Straight Path Board Determines that a Revised Offer from a Multi-National
Telecommunications Company to Acquire Straight Path for $184.00 Per Share Constitutes a “Superior Proposal”

Glen Allen, VA – May 8, 2017 – Straight Path Communications Inc. (“Straight Path”) (NYSE MKT: STRP) announced today that the Straight Path Board of Directors (the “Straight Path Board”) determined that a revised offer from a multi-national telecommunications company (the “Bidder”) to acquire 100% of the issued and outstanding shares of Straight Path for $184.00 per share (reflecting an enterprise value of approximately $3.1 billion), which will be paid in Bidder stock in an all-stock transaction constitutes a “Superior Proposal” as defined in Straight Path’s previously announced definitive agreement and plan of merger with AT&T Inc. (“AT&T”) (NYSE: T) and Switchback Merger Sub Inc., dated as of April 9, 2017 (the “AT&T Merger Agreement”). The Bidder previously submitted an unsolicited offer on May 1, 2017 to acquire 100% of the issued and outstanding shares of Straight Path for $135.96 per share (reflecting an enterprise value of $2.3 billion), which has been superseded by the revised offer announced today.

Under the terms of the AT&T Merger Agreement, AT&T agreed to acquire Straight Path in an all-stock transaction in which Straight Path stockholders would receive $95.63 per share (reflecting an enterprise value of $1.6 billion), which would be paid using AT&T stock.

Straight Path has notified AT&T of the Straight Path Board’s determination and, pursuant to the AT&T Merger Agreement, AT&T has the option for the next three (3) business days (the “Negotiation Period”) to negotiate a possible amendment of that agreement to match or exceed the Bidder’s offer. Straight Path is required, and intends to, negotiate in good faith with AT&T during the Negotiation Period. Straight Path is not permitted to enter into the Bidder’s merger agreement or to change its recommendation in favor of the AT&T transaction unless, at the end of the Negotiation Period, the Straight Path Board determines that the Bidder’s offer continues to constitute a “Superior Proposal” and satisfies certain other requirements under the AT&T Merger Agreement. The Bidder has stated that its offer will remain outstanding until 11:59 p.m. New York City time on May 10, 2017.

Under the AT&T Merger Agreement, Straight Path is required to pay a $38 million termination fee to AT&T if the Straight Path Board terminates the AT&T Merger Agreement in order to enter into an agreement with the Bidder. The Bidder has agreed to pay the termination fee to AT&T on Straight Path’s behalf in such event. Straight Path would be required to repay the Bidder for the AT&T termination fee under certain circumstances in connection with a termination of the Bidder’s merger agreement.

At this time, Straight Path remains subject to the AT&T Merger Agreement and the Straight Path Board has not changed its recommendation in support of the AT&T transaction, the existing AT&T Merger Agreement, or its recommendation that Straight Path’s stockholders adopt the AT&T Merger Agreement. There can be no assurances that a transaction with the Bidder will result from the Bidder’s offer, or that any other transaction will be consummated. There can be no assurance that AT&T will seek to negotiate with Straight Path or will make a revised offer.

About Straight Path Communications Inc.

Straight Path (NYSE MKT: STRP) holds an extensive portfolio of 39 GHz and 28 GHz wireless spectrum licenses. Straight Path is developing next generation wireless technology through its Straight Path Ventures subsidiary. Straight Path holds licenses and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s websites.

Corporate: www.straightpath.com.

Spectrum: www.straightpath39.com.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Straight Path plans to file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the proposed transaction. THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT AT&T, STRAIGHT PATH, THE PROPOSED TRANSACTION AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY BECOME AVAILABLE. Investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus and the other documents filed with the SEC by Straight Path through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus by phone, e-mail or written request by contacting the investor relations department of Straight Path at the following:

Straight Path Communications Inc.
Address:	5300 Hickory Park Dr., Suite 218
Glen Allen, VA 23059
Attention: Investor Relations
Phone:	804-433-1523
E-mail:	yonatan.cantor@straightpath.com

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PARTICIPANTS IN THE SOLICITATION

Straight Path and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the AT&T Merger Agreement. Information regarding Straight Path’s directors and executive officers is contained in Straight Path’s Form 10-K for the year ended July 31, 2016 and its proxy statement dated November 22, 2016, which are filed with the SEC. A more complete description will be available in the Proxy Statement/Prospectus.

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2016 and our other periodic filings with the SEC (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Straight Path | Yonatan Cantor: 804-433-1523 | yonatan.cantor@straightpath.com

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